Exhibit 3.20

ARTICLES OF ORGANIZATION FOR

HUGHES HOLDINGS, LLC

(a Florida limited liability company)

The undersigned representative of a Member, desiring to form a limited liability company under and pursuant to the Florida Limited Liability Company Act, Chapter 608, Florida Statutes, does hereby adopt the following Articles of Organization:

ARTICLE I. NAME

The name of the limited liability company is: Hughes Holdings, LLC.

ARTICLE II. ADDRESS

The mailing address and street address of the principal office of the Company is:

One Hughes Way

Orlando, FL 32805

ARTICLE III. DURATION

The period of duration for the Company shall be perpetual, unless terminated in accordance with the Company’s Operating Agreement or by the unanimous written agreement of all Members.

ARTICLE IV. INITIAL REGISTERED AGENT AND OFFICE

The name and street address of the initial registered agent of the Company are:

Corporation Service Company

1201 Hayes Street

Tallahassee, FL 32301

ARTICLE V. MANAGEMENT

The business of the Company shall be conducted, carried on, and managed by no fewer than one (1) Manager, who shall be elected by the Members of the Company in the manner prescribed by and provided in the Operating Agreement of the Company. Therefore, the Company is a manager-managed company. Such Manager(s) shall also have the rights and responsibilities described in the Operating Agreement of the Company.

ARTICLE VI. OPERATING AGREEMENT

The power to adopt, alter, amend, or repeal the Operating Agreement of the Company shall be vested in the Members of the Company.

/s/ Glenn A. Adams
Glenn A. Adams
Authorized Representative of a Member

CERTIFICATE OF DESIGNATION OF

REGISTERED AGENT AND REGISTERED OFFICE

OF HUGHES HOLDINGS, LLC

Pursuant to the provisions of Section 608.415 or 608.507, Florida Statutes, Hughes Holdings, LLC, a Florida limited liability company (the “Company”), hereby submits the following statement designating the registered office and registered agent in the state of Florida.

1.	The name of the Company is: Hughes Holdings, LLC.

2.	The name of the registered agent and the address of the registered office are:

NAME:	CORPORATION SERVICE COMPANY

ADDRESS:	1201 Hayes Street
Tallahassee, FL 32301

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, we hereby accept the appointment as registered agent and agree to act in this capacity. We further agree to comply with the provisions of all statutes relating to the proper and complete performance of our duties, and we are familiar with and accept the obligations of our position as registered agent as provided for in Chapter 608., F.S..

CORPORATION SERVICE COMPANY

By:	/s/ Deborah D. Skipper	Date:	11/19, 2004
Name:	Deborah D. Skipper
Title:	Asst. V. Pres.

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